                                                                     Exhibit 2.1

                                                                  EXECUTION COPY

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                      among

                   INTEGRA LIFESCIENCES HOLDINGS CORPORATION,

                              ICE MERGERCORP, INC.

                                       and

                                  ISOTIS, INC.

                           Dated as of August 6, 2007

================================================================================

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                                TABLE OF CONTENTS

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                                                                                                                 Page
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ARTICLE I. THE MERGER..........................................................................................     1

     Section 1.1.        The Merger............................................................................     1
     Section 1.2.        Closing...............................................................................     1
     Section 1.3.        Effective Time........................................................................     2
     Section 1.4.        Effects of the Merger.................................................................     2
     Section 1.5.        Certificate of Incorporation..........................................................     2
     Section 1.6.        Bylaws................................................................................     2
     Section 1.7.        Directors; Officers...................................................................     2
     Section 1.8.        Effect on Capital Stock...............................................................     2
     Section 1.9.        Treatment of Options..................................................................     4

ARTICLE II.  EXCHANGE OF CERTIFICATES....................................................................           4

     Section 2.1.        Exchange Fund.........................................................................     4
     Section 2.2.        Exchange Procedures...................................................................     4
     Section 2.3.        No Further Ownership Rights in Company Common Stock...................................     5
     Section 2.4.        Termination of Exchange Fund..........................................................     5
     Section 2.5.        No Liability..........................................................................     5
     Section 2.6.        Lost Certificates.....................................................................     5
     Section 2.7.        Withholding Rights....................................................................     6
     Section 2.8.        Further Assurances....................................................................     6
     Section 2.9.        Stock Transfer Books..................................................................     6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................................     6

     Section 3.1.        Corporate Organization................................................................     7
     Section 3.2.        Qualification to Do Business..........................................................     7
     Section 3.3.        No Conflict or Violation..............................................................     7
     Section 3.4.        Consents and Approvals................................................................     7
     Section 3.5.        Authorization and Validity of Agreement...............................................     8
     Section 3.6.        Capitalization and Related Matters....................................................     8
     Section 3.7.        Subsidiaries and Equity Investments...................................................    10
     Section 3.8.        Company SEC Reports...................................................................    10
     Section 3.9.        Absence of Certain Changes or Events..................................................    10
     Section 3.10.       Tax Matters...........................................................................    12
     Section 3.11.       Absence of Undisclosed Liabilities....................................................    13
     Section 3.12.       Company Property......................................................................    14
     Section 3.13.       Assets of the Company and its Subsidiaries............................................    15
     Section 3.14.       Intellectual Property.................................................................    15
     Section 3.15.       Software..............................................................................    16
     Section 3.16.       Licenses and Permits..................................................................    17

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
     Section 3.17.       Regulatory Matters....................................................................    17
     Section 3.18.       Certifications; Product Safety........................................................    20
     Section 3.19.       Compliance with Law...................................................................    21
     Section 3.20.       Litigation............................................................................    21
     Section 3.21.       Contracts.............................................................................    22
     Section 3.22.       Employee Plans........................................................................    24
     Section 3.23.       Insurance.............................................................................    26
     Section 3.24.       Affiliate Transactions................................................................    26
     Section 3.25.       Vendors and Customers.................................................................    27
     Section 3.26.       Labor Matters.........................................................................    27
     Section 3.27.       Environmental Matters.................................................................    28
     Section 3.28.       No Brokers; Other Advisors............................................................    29
     Section 3.29.       State Takeover Statutes...............................................................    29
     Section 3.30.       Opinion of Financial Advisor..........................................................    29
     Section 3.31.       Information Supplied..................................................................    29
     Section 3.32.       Board Approval........................................................................    30
     Section 3.33.       Vote Required.........................................................................    30
     Section 3.34.       Illegal or Unauthorized Payments; Political Contributions.............................    30
     Section 3.35.       Exchange Offer........................................................................    31
     Section 3.36.       Product Warranty......................................................................    32
     Section 3.37.       Export................................................................................    32
     Section 3.38.       Inventory.............................................................................    33
     Section 3.39.       No Other Representations or Warranties................................................    33

ARTICLE IV.         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....................................    33

     Section 4.1.        Organization..........................................................................    33
     Section 4.2.        No Conflict or Violation..............................................................    33
     Section 4.3.        Consents and Approvals................................................................    34
     Section 4.4.        Authorization and Validity of Agreement...............................................    34
     Section 4.5.        No Brokers............................................................................    34
     Section 4.6.        Information Supplied..................................................................    34
     Section 4.7.        Merger Sub............................................................................    35
     Section 4.8.        No Other Representations or Warranties................................................    35

ARTICLE V.          COVENANTS OF THE COMPANY...................................................................    35

     Section 5.1.        Conduct of Business Before the Closing Date...........................................    35
     Section 5.2.        Notice of Breach......................................................................    38
     Section 5.3.        Affiliate Letter......................................................................    38
     Section 5.4.        FDA Correspondence....................................................................    38
     Section 5.5.        Section 409A..........................................................................    38

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
ARTICLE VI. COVENANTS OF PARENT AND MERGER SUB.................................................................    38

     Section 6.1.        Employee Benefits.....................................................................    38
     Section 6.2.        Indemnification Continuation..........................................................    39

ARTICLE VII. ADDITIONAL COVENANTS OF THE PARTIES...............................................................    40

     Section 7.1.        Preparation of Proxy Statement, Company Stockholders Meeting..........................    40
     Section 7.2.        Access to Information.................................................................    41
     Section 7.3.        Efforts...............................................................................    41
     Section 7.4.        Acquisition Proposals.................................................................    43
     Section 7.5.        Stockholder Litigation................................................................    46
     Section 7.6.        Maintenance of Insurance..............................................................    46
     Section 7.7.        Public Announcements..................................................................    46
     Section 7.8.        No Shareholder Rights Plan............................................................    46

ARTICLE VIII. CONDITIONS PRECEDENT.............................................................................    47

     Section 8.1.        Conditions to Each Party's Obligation to Effect the Merger............................    47
     Section 8.2.        Additional Conditions to Obligations of Parent and Merger Sub.........................    47
     Section 8.3.        Additional Conditions to Obligations of the Company...................................    48

ARTICLE IX. TERMINATION........................................................................................    49

     Section 9.1.        Termination...........................................................................    49
     Section 9.2.        Effect of Termination.................................................................    50
     Section 9.3.        Amendment.............................................................................    52
     Section 9.4.        Extension; Waive......................................................................    52

ARTICLE X. MISCELLANEOUS.......................................................................................    52

     Section 10.1.       Non-Survival of Representations, Warranties and Agreements............................    52
     Section 10.2.       Disclosure Schedules..................................................................    52
     Section 10.3.       Successors and Assigns................................................................    52
     Section 10.4.       Governing Law; Jurisdiction...........................................................    53
     Section 10.5.       Expenses..............................................................................    54
     Section 10.6.       Severability; Construction............................................................    54
     Section 10.7.       Notices...............................................................................    54
     Section 10.8.       Entire Agreement......................................................................    55
     Section 10.9.       Parties in Interest...................................................................    55
     Section 10.10.      Section and Paragraph Headings........................................................    56
     Section 10.11.      Counterparts..........................................................................    56
     Section 10.12.      Definitions...........................................................................    56

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of August 6, 2007 (this "Agreement"), among INTEGRA LIFESCIENCES HOLDINGS CORPORATION, a Delaware corporation ("Parent"), ICE MERGERCORP, INC., a Delaware corporation and a direct wholly owned Subsidiary of Parent ("Merger Sub"), and ISOTIS, INC., a Delaware corporation (the "Company").

                              WITNESSETH:


            WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.0001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly or indirectly by Parent or the Company and Appraisal Shares, will be converted into the right to receive $7.25 per share in cash;

            WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

            SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its existence under the laws of the State of Delaware.

            SECTION 1.2. CLOSING. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the "Closing") will take place on the third Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII, unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the "Closing Date"). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto.

            SECTION 1.3. EFFECTIVE TIME. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"). The Merger shall become effective at such time as the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

            SECTION 1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            SECTION 1.5. CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Company shall continue to be "IsoTis, Inc." and the provisions of the certificate of incorporation of the Company related to the incorporator of the Company shall not be amended, and as so amended shall be the certificate of incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended as provided therein or by law.

            SECTION 1.6. BYLAWS. The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation, and thereafter may be amended as provided therein or by law.

            SECTION 1.7. DIRECTORS; OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

            SECTION 1.8. EFFECT ON CAPITAL STOCK. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

            (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than treasury shares and any shares held directly or indirectly by Parent and, except as provided in Section 1.8(e), Appraisal Shares) shall be converted into the right to receive $7.25 in cash, without interest (the "Merger Consideration").

            (b) All shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common

Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration. Each Treasury Share at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and no Merger Consideration or other consideration shall be delivered in exchange therefor.

            (c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

            (d) If prior to the Effective Time, the Company should split, combine or otherwise reclassify the Company Common Stock, or pay a stock dividend or other stock distribution in Company Common Stock, or otherwise change the Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of the Company in respect of the Company Common Stock, then the Merger Consideration will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change. For avoidance of doubt, the issuance of shares of Company Common Stock pursuant to the Exchange Offer shall not give rise to any adjustment contemplated by this Section 1.8(d).

            (e) Notwithstanding anything in this Agreement to the contrary, shares (the "Appraisal Shares") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262"), shall not be converted into the right to receive the Merger Consideration as provided in Section 1.8(a), but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by
Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in
Section 1.8(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of any such demands and any other related instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

            SECTION 1.9. TREATMENT OF OPTIONS.

            (a) Each option to purchase shares of Company Common Stock (individually a "Company Option" and collectively, the "Company Options") outstanding immediately prior to the Effective Time pursuant to any Company Stock Plan or otherwise will at the Effective Time be cancelled and the holder of such Company Option will, in full settlement of such Company Option, receive from the Company an amount (subject to any applicable withholding), if any, in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock underlying such Company Option multiplied by (y) the number of shares of Company Common Stock subject to such Company Option, whether or not vested or exercisable; provided that the aggregate amount of such payment shall be rounded down to the nearest whole cent. If the applicable exercise price of any Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled without payment of additional consideration, and all rights with respect to such Company Option shall terminate as of the Effective Time. Parent shall pay, or shall cause the Surviving Corporation to pay, the amount of cash payable in respect of each Company Option as soon as practicable following the Effective Time, but in any event no later than ten (10) Business Days following the Effective Time. The holders of Stock Options will have no further rights in respect of any Company Options from and after the Effective Time.

            (b) Prior to the Effective Time, the Company will adopt such resolutions and take such other actions as are necessary in order to (i) effectuate the actions contemplated by this Section 1.9 or to otherwise cancel the Company Options prior to the Effective Time, and (ii) terminate each Company Stock Plan, in each case without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation, provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

                                  ARTICLE II.

                            EXCHANGE OF CERTIFICATES

            SECTION 2.1. EXCHANGE FUND. At or prior to the Effective Time, Parent shall deposit with American Stock Transfer and Trust Company or such other bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the "Exchange Agent"), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.8, the cash to be paid pursuant to this Agreement in exchange for outstanding Company Common Stock. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

            SECTION 2.2. EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, the Exchange Agent will send to each record holder of a Certificate, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a check in the amount equal to the per share cash amount of the Merger Consideration (after giving effect to any required tax withholdings), which such holder has the right to receive pursuant to Section 1.8. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration with respect to such Company Common Stock shall be paid to such a transferee only if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

            SECTION 2.3. NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

            SECTION 2.4. TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8.

            SECTION 2.5. NO LIABILITY. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            SECTION 2.6. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

            SECTION 2.7. WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and any holder of Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder ("Treasury Regulations"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

            SECTION 2.8. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            SECTION 2.9. STOCK TRANSFER BOOKS. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except as set forth in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter") (provided that the disclosures in any section or subsection of the Company Disclosure Letter shall qualify other sections and subsections of this Agreement as to which such information may be applicable only if (a) it is readily apparent on the face of any such section of the Company Disclosure Letter that the matters, facts or circumstances disclosed therein are applicable to another section of the Company Disclosure Letter or (b) such disclosure is cross-referenced to in such other section of the Company Disclosure Letter) and subject to Section 10.2 hereof, the Company hereby represents and warrants to Parent and Merger Sub as follows:

            SECTION 3.1. CORPORATE ORGANIZATION. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted. Copies of the Company Organizational Documents and the organizational documents of each Subsidiary of the Company, with all amendments thereto to the date hereof, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof. A complete and correct chart showing the Company and all of its direct and indirect Subsidiaries is set forth on Section 3.1 of the Company Disclosure Letter.

            SECTION 3.2. QUALIFICATION TO DO BUSINESS. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.2 of the Company Disclosure Letter sets forth for each of the Company and its Subsidiaries all jurisdictions in which each of the Company and its Subsidiaries are qualified to do business.

            SECTION 3.3. NO CONFLICT OR VIOLATION. The execution, delivery and performance by the Company of this Agreement does not and will not (i) violate or conflict with any provision of any Company Organizational Document or any of the organizational documents of the Subsidiaries of the Company, (ii) violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) except as set forth on Section 3.3 of the Company Disclosure Letter, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract or result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of the Company or any of its Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Contracts or obligations thereunder, or Licenses and Permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject, except with respect to clauses (iii) and (iv), for any violations, breaches, conflicts or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            SECTION 3.4. CONSENTS AND APPROVALS. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company or its Subsidiaries of their obligations hereunder or thereunder, except for: (i) any required competition or other regulatory approvals required of foreign or domestic authorities; (ii) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and the rules and regulations of Nasdaq; (iii) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Section 3.4 of the Company Disclosure Letter; (iv) the amendment of Establishment Registrations and Device Listings under the United States Food and Drug Administration's ("FDA") Establishment Registration and Device Listing regulations, as set forth in 21 C.F.R. Part 807; and (v) such other consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect..

            SECTION 3.5. AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the adoption of this Agreement by the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, shall constitute a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

            SECTION 3.6. CAPITALIZATION AND RELATED MATTERS.

            (a) As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of the close of business on August 3, 2007:

                  (i) 7,099,229 shares of Company Common Stock are issued and outstanding, and there are no shares of Company Preferred Stock issued or outstanding;

                  (ii) 1,300,000 shares of Company Common Stock are reserved for issuance and issuable upon or otherwise deliverable under the Company's 2006 Incentive Award Plan, the IsoTis, S.A. Stock Option Plan 2003/0, the IsoTis, S.A. Stock Option Plan 2003/1, the IsoTis, S.A. Stock Option Plan 2003/2 (collectively, the "Company Stock Plans") in connection with the exercise of outstanding Company Options. Section 3.6(a)(ii) of the Company Disclosure Letter sets forth, for each outstanding Company Option, whether or not vested, the (x) name of the holder of such Company Option, (y) the exercise price per share for such Company Option and (z) the expiration date of such Company Option; and

                  (iii) 681,297 shares of Company Common Stock were reserved for issuance, and were issued, pursuant to the consummation of the Swiss Merger.

The outstanding shares of Company Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable federal, state and foreign securities laws. All grants of Company Options were validly issued and properly approved by the Company's Board of Directors or a duly authorized committee thereof (and all required approvals by the stockholders of the Company have been obtained) no later than the date on which the grant of such Company Stock Option was by its terms to be effective in accordance with all applicable law and all grants of options to purchase equity interests of IsoTis, S.A. which were subsequently converted into Company Options were validly issued and properly approved by IsoTis, S.A.'s Board of Directors or a duly authorized committee thereof (and all required approvals by the stockholders of IsoTis, S.A. have been obtained) no later than the date on which the grant of such option was by its terms to be effective in accordance with all applicable law and, neither the Company nor IsoTis, S.A. has knowingly granted, and there is no and has been no policy or intentional practice by the Company or IsoTis, S.A. to grant, Company Stock Options or options to purchase equity interests of IsoTis, S.A., as applicable, prior to, or otherwise intentionally coordinate the grant of such options with, the release of material information regarding the Company or its Subsidiaries. Each Company Option was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and its Subsidiaries and disclosed in the filings of the Company and its Subsidiaries with the SEC in accordance with the Exchange Act and other applicable securities laws. Except as set forth above in Section 3.6(a), no shares of capital stock of the Company are outstanding and the Company does not have outstanding any securities convertible into or exchangeable for any shares of capital stock, including Company Options, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock, or any stock or securities convertible into or exchangeable for any capital stock; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. Except as set forth above in Section 3.6(a), the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

            (b) All of the outstanding shares of capital stock, or membership interests or other ownership interests of, each Subsidiary of the Company, as applicable, is validly issued, fully paid and nonassessable and is owned of record and beneficially by the Company, directly or indirectly. The Company has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, each Subsidiary of the Company, free and clear of any Liens other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Subsidiaries of the Company, as applicable, are the sole outstanding securities of such Subsidiaries; the Subsidiaries of the Company do not have outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and neither the Company or any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of the Company.

            SECTION 3.7. SUBSIDIARIES AND EQUITY INVESTMENTS. The Company and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities, interests or investments in any other Person other than investments that constitute cash or cash equivalents.

            SECTION 3.8. COMPANY SEC REPORTS. (a) The Company and its Subsidiaries, including, without limitation, IsoTis, S.A., have filed each registration statement, prospectus, definitive proxy statement or information statement, form, report, schedule and other document (together with all amendments thereof and supplements thereto) required to be filed by the Company or any of its Subsidiaries pursuant to the Exchange Act or the Securities Act or comparable foreign law or regulation with the SEC or any comparable foreign regulatory authority or exchange since January 1, 2004 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Company SEC Reports
(i) complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of the Company or its predecessor and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

            SECTION 3.9. ABSENCE OF CERTAIN CHANGES OR EVENTS.

            (a) Except as set forth in Section 3.9(a) of the Company Disclosure Letter, since December 31, 2006, there has not been:

                  (i) any Company Material Adverse Effect;

                  (ii) any loss, damage, destruction or other casualty to the material assets or properties of either of the Company or any of its Subsidiaries (other than any for which insurance awards have been received or guaranteed);

                  (iii) any material change in any method of accounting or
            accounting practice of either of the Company or any of its Subsidiaries except for any such change required by reason of a concurrent change in GAAP; or

                  (iv) any loss of the employment, services or benefits of the chief executive officer of the Company and members of the Company's senior management who report directly to such chief executive officer.

            (b) Since December 31, 2006, each of the Company and each of its Subsidiaries has operated in the ordinary course of its business and consistent with past practice and, except as set forth on Section 3.9(b) of the Company Disclosure Letter, has not:

                  (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent with past practice;

                  (ii) failed to discharge or satisfy any Lien or pay or satisfy any material obligation or liability (whether absolute, accrued, contingent or otherwise), other than Permitted Liens and liabilities being contested in good faith and for which adequate reserves have been provided;

                  (iii) mortgaged, pledged or subjected to any Lien (other than
            Permitted Liens) any of its material assets, properties or rights;

                  (iv) sold or transferred any of its material assets, or
            cancelled any material debts or claims or waived any material rights;

                  (v) disposed of any patents, trademarks or copyrights or any patent, trademark or copyright applications;

                  (vi) defaulted on any material obligation;

                  (vii) granted any increase in the compensation or benefits of its key employees other than increases in the ordinary course of business not exceeding 20% of the key employee's annual compensation then in effect or entered into any employment, change of control, retention or severance agreement or arrangement with any of them;

                  (viii) contractually committed to make any capital expenditure for any periods after the date hereof or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance in excess of $100,000 in the aggregate;

                  (ix) laid off any significant number of its employees;

                  (x) received notice from any domestic distributor of its
            intention to terminate its relationship or contract with the Company or any of its Subsidiaries or had any such relationship or contract terminated by any distributor;

                  (xi) received notice from any international distributor of its intention to terminate its material relationship or material contract with the Company or any of its Subsidiaries or had any such relationship or contract terminated by any distributor;

                  (xii) discontinued the offering of any material services or product;

                  (xiii) incurred any obligation or liability for the payment of severance benefits;

                  (xiv) declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock, membership interests or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock, membership interests or other securities, or agreed to do so; or

                  (xv) entered into any agreement or made any commitment to do any of the foregoing.

            SECTION 3.10. TAX MATTERS. Except as set forth on Section 3.10 of the Company Disclosure Letter:

            (a) The Company and each of its Subsidiaries have filed when due all material Tax Returns required by applicable law to be filed with respect to the Company and each of its Subsidiaries; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing;
(iii) all material Taxes owed by the Company and each of its Subsidiaries, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); and (iv) any material liability of the Company or any of its Subsidiaries for Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP.

            (b) There is no material action, suit, proceeding, investigation, audit or claim now pending with respect to the Company or any of its Subsidiaries in respect of any Tax, nor has any material claim for additional Tax been asserted in writing by any taxing authority.

            (c) Since January 1, 2002, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

            (d) (i) There is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that is currently in force; and (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters, other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications or allocations in commercial lending or lease agreements.

            (e) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

            (f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (g) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

            (h) There is no material Lien, other than a Permitted Lien, affecting any of the assets, properties or rights of the Company and its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax.

            (i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            SECTION 3.11. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on Section 3.11 of the Company Disclosure Letter, there are no material liabilities or obligations of the Company or any Subsidiary thereof of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could be reasonably expected to result in such a liability or obligation, other than (A) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company as of March 31, 2007 included in the Company SEC Reports filed prior to the date hereof or referred to in the notes thereto, (B) liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2007 or (C) liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither of the Company or any of its Subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any material debt, obligation or dividend of any Person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection.

            SECTION 3.12. COMPANY PROPERTY.

            (a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete description of all real property owned by the Company and its Subsidiaries (the "Owned Real Property") as of the date hereof. The Company has made available to Parent copies of any title insurance policies (together with copies of any documents of record listed as exceptions to title on such policies) currently insuring each Owned Real Property and copies of the most recent surveys of the same. The Company and its Subsidiaries have good, marketable and valid fee title to all of the Owned Real Property free and clear of Liens other than Permitted Liens.

            (b) Section 3.12(b) of the Company Disclosure Letter sets forth a list of all leases, licenses (for real property), subleases and occupancy agreements, together with all amendments thereto, in which either of the Company or its Subsidiaries has a leasehold interest or similar occupancy rights, whether as lessor or lessee, and (i) are material to the operation of the Company and its Subsidiaries, taken as a whole, or (ii) involve payments by the Company or its Subsidiaries in excess of $150,000 per year (each, a "Lease" and collectively, the "Leases"; the property covered by Leases under which either of the Company or its Subsidiaries is a lessee is referred to herein as the "Leased Real Property"; the Leased Real Property, together with the Owned Real Property, collectively being the "Company Property"). Neither the Company nor any of its Subsidiaries is a party to any Contract (other than a Lease) with the lessor of any of the Leased Real Properties, which gives such lessor any right to terminate or adversely alter the terms of the Lease to which such lessor is a party. The Company or its Subsidiaries enjoys peaceful and undisturbed possession of, the Leased Real Property pursuant to the Leases. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has made available to Parent with the corresponding Lease. The transactions contemplated by this Agreement do not require the consent or approval of the other party or parties to the Leases.

            (c) With respect to each Lease, (i) such Lease is in full force and effect, (ii) all rents, required deposits and additional rents due to date pursuant to each Lease have been paid in full, (iii) the Company has not prepaid rent or any other amounts due under a Lease more than thirty (30) days in advance, and (iv) no party has any rights of offset against any rents, required security deposits or additional rents payable under such Lease, including, but not limited to the security deposits paid by the Company pursuant to the Leases for the Unit B Premises (as hereinafter defined) and the Leased Real Property. As of the date hereof, no Lease has been materially modified or amended. That certain Industrial Real Estate Lease between New Goodyear, LTD. ("Goodyear Landlord") and GenSci Regeneration Laboratories, Inc. dated as of December 28, 1998, as amended by that certain (i) Rider No. 1 between Goodyear Landlord and GenSci Regeneration Laboratories, Inc. dated as of December 28, 1998, (ii) Option to Extend Lease Term Rider between Goodyear Landlord and GenSci

Regeneration Laboratories, Inc. dated as of December 28, 1998, and (iii) Rider No. 2 between Goodyear Landlord, and the Company, as successor-in-interest to GenSci Regeneration Laboratories, Inc. dated as of December 9, 2003, with respect to the premises commonly known as Unit B in the building located at 2 Goodyear, Irvine, CA (the "Unit B Premises"), has expired and the Company has no further obligations to Goodyear Landlord thereunder.

            (d) Except as set forth in Section 3.12(d) of the Company Disclosure Letter, none of the Company Property is subject to any option, lease, sublease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof or to obtain title to all or any portion of such property.

            (e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, all material improvements, systems, equipment, machinery and fixtures on the Company Property are in good operating condition and repair and generally are adequate and suitable in all material respects for the present and continued use, operation and maintenance thereof as now used, operated or maintained. All improvements on the Company Property constructed by or on behalf of the Company or any Subsidiary were constructed, to the Knowledge of the Company, in compliance in all material respects with applicable laws, ordinances and regulations affecting such Company Property, including but not limited to the American with Disabilities Act.

            SECTION 3.13. ASSETS OF THE COMPANY AND ITS SUBSIDIARIES.

            (a) The assets, properties and rights of each of the Company and its Subsidiaries constitute all of the assets, properties and rights which are used in the operation of their business as currently conducted. There are no assets, properties, rights or interests of any kind or nature that either of the Company or any of its Subsidiaries has been using, holding or operating in their business prior to the Closing that will not be used, held or owned by each of the Company or its Subsidiaries immediately following the Closing.

            (b) Each of the Company and its Subsidiaries has good and marketable fee simple title, free and clear of any Liens other than Permitted Liens, to, or a valid leasehold interest under enforceable leases in, all of its material assets, properties and rights.

            SECTION 3.14. INTELLECTUAL PROPERTY.

            (a) The Company and its Subsidiaries own all right, title and interest in and to, or have valid and enforceable licenses to use, all the Intellectual Property, and such Intellectual Property represents all intellectual property rights necessary for the conduct of their business as and where conducted on the date hereof and on the Closing. The Company and its Subsidiaries are in compliance in all material respects with all licenses relating to the protection of such of the Intellectual Property as it uses pursuant to license or other agreement. To the Knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not conflict with, violate, misappropriate, misuse or infringe any proprietary or intellectual property right of any third party. Except as set forth on Section 3.14(a) of the Company Disclosure Letter, there is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries: (i) alleging any such conflict, violation, misappropriation, misuse or infringement with any third party's proprietary or intellectual property rights; or (ii) challenging the Company's or its Subsidiaries' ownership or use of, or the validity or enforceability of any Intellectual Property.

            (b) Section 3.14(b) of the Company Disclosure Letter sets forth a complete and current list of all registrations, certificates, applications, filings or other material documents issued by, filed with, or recorded by, any Governmental Entity pertaining to the Intellectual Property ("Registered Intellectual Property") as of the date hereof and the owner of record, date of application or issuance, and relevant jurisdiction as to each. All Registered Intellectual Property is owned by the Company and/or its Subsidiaries, free and clear of all Liens other than Permitted Liens. All Registered Intellectual Property is valid, subsisting, unexpired, and all renewal fees and other maintenance fees that have fallen due on or prior to the Closing have been paid. Except as listed on Section 3.14(b)(iv) of the Company Disclosure Letter, no Registered Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction. The consummation of the transactions contemplated by this Agreement will not alter or impair any Intellectual Property.

            (c) Section 3.14(c) of the Company Disclosure Letter sets forth a complete list of all license agreements pertaining to Intellectual Property as of the date hereof, except for agreements pertaining to commercially available, off-the-shelf software. The Company and its Subsidiaries are in compliance in all material respects with all agreements pertaining to the Intellectual Property, and, except as set forth in Section 3.14(c) of the Company Disclosure Letter are not under any obligation to pay royalties or other payments in connection with any agreement, nor restricted from assigning its rights respecting Intellectual Property, such rights including the right to sue and obtain damages for past and future infringements thereof, nor will the Company or its Subsidiaries otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any agreement relating to the Intellectual Property. Neither the Company nor its Subsidiaries is in material default of any such agreement.

            (d) Except as set forth in Section 3.14(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of the Company or its Subsidiaries) of its rights to, or in connection with, any Intellectual Property, which claim is pending. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property.

            SECTION 3.15. SOFTWARE.

            (a) To the Knowledge of the Company, none of the operating and applications computer software programs and databases used by the Company and its Subsidiaries that are material to the conduct of their business (collectively, the "Software"), nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other Person and, no claim, suit, action or other proceeding with respect to any such infringement or violation is pending, or to the Knowledge of the Company, threatened.

            (b) The Company and its Subsidiaries have not purchased any material amount of telecommunications equipment without procuring a software license for the imbedded software in such equipment nor is the Company or its Subsidiaries subject to any claim for failing to procure such a license.

            SECTION 3.16. LICENSES AND PERMITS.

            (a) The Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective material licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity (the "Licenses and Permits") and has taken all necessary action to maintain such Licenses and Permits. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. The Licenses and Permits are sufficient and adequate in all material respects to permit the continued lawful conduct of the business of the Company and its Subsidiaries, and none of the operations of the Company or its Subsidiaries are being conducted in a manner that violates in any material respects any of the terms or conditions under which any License and Permit was granted.

            (b) No petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the Licenses and Permits is pending or, to the Knowledge of the Company, threatened before any Governmental Entity. No notices have been received by and, to the Knowledge of the Company, no claims have been filed against the Company or its Subsidiaries alleging a failure to hold any requisite permits, regulatory approvals, licenses or other authorization.

            SECTION 3.17. REGULATORY MATTERS.

            (a) The Company and its Subsidiaries manufacture, market, test and distribute and for the past three years have manufactured, marketed, tested and distributed their products in material compliance with the Federal Food, Drug, and Cosmetic Act (the "FDCA") and all applicable rules and regulations of the FDA or similar laws in any state or foreign jurisdiction (including, but not limited to, the "Good Manufacturing Practices" otherwise known as the "Quality System Regulation," the "Medical Device Reporting" regulations and those related to investigational use or pre-market notification for medical devices and approval of abbreviated applications to market new drugs, regulations regarding labeling, advertising and record-keeping, and regulations addressing human cells, tissues, and cellular and tissue-based products) and in material compliance with the Company's and its Subsidiaries' quality control procedures in effect at the time of manufacture. Except as set forth on Section 3.17(a) of the Company Disclosure Letter, all of the products currently sold by the Company and its Subsidiaries have been approved or cleared for marketing by the FDA and all other applicable federal, state and foreign regulatory agencies and the Company and its Subsidiaries have obtained all necessary authorizations, consents and approvals from any applicable Governmental Entity and neither the Company nor any of its Subsidiaries promotes or, to the Knowledge of the Company, has promoted any "off-label" use for such products or received any notice from any other Person alleging such promotion. Neither the Company nor any Subsidiary has received any notice or other communication from the FDA, Person or any other federal, state or foreign regulatory agency questioning its manufacturing practices or threatening to revoke or curtail any product clearance or approval or otherwise alleging any violation applicable to any products of the Company or its Subsidiaries, and the Company is not aware of any intent to deliver any such notice to it or the Company's Subsidiaries. Section 3.17(a) of the Company Disclosure Letter contains a complete list of all products manufactured or marketed by the Company and its Subsidiaries, including those which require the approval of, or premarket notification to, or listing with the FDA or any other United States federal or state or foreign governmental agency or bureau under any existing law, regulation or policy, specifying (i) with respect to each domestic product, the type of approval, premarket notification or listing required and the reference number or identification of each currently effective approval, notice and registration and (ii) with respect to each foreign product, the regulatory status of such product. None of the products of the Company or its Subsidiaries have been recalled, withdrawn, suspended or discontinued by the Company or its Subsidiaries in the United States or outside the United States whether voluntary or involuntary and to the Company's Knowledge, there exists no basis for any action by the FDA or any other Governmental Entity to revoke, suspend, cancel or withdraw any product approval, clearance, registration, license or other authorization or permit with respect to any product of the Company or its Subsidiaries. All United States and international regulatory approvals or premarket notifications therefor are owned by and registered in the name of the Company or one of its Subsidiaries and are in full force and effect.

            (b) Neither the Company nor any of its Subsidiaries has failed to file with the applicable regulatory authorities (including, without limitation, the FDA or any foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA) any material required filing, declaration, listing, registration, report or submission; all such filings, declarations, listings, registrations, reports or submissions were in compliance with applicable laws when filed and no deficiencies have been asserted by any applicable regulatory authority with respect to any such filings, declarations, listing, registrations, reports or submissions.

            (c) Any clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Company or its Subsidiaries were and, if still pending, are being conducted in accordance with all United States and foreign statutes, laws, rules, directives and regulations, as applicable. The Company has no knowledge of other studies or tests the results of which are inconsistent with the Company's or its Subsidiaries' studies or tests or otherwise call into question the safety or efficacy of the Company's or its Subsidiaries' current or previous products. Neither the Company nor any of its Subsidiaries has received any notices or other correspondence from the FDA or any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests.

            (d) To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim or action or proceeding against or affecting the Company or its Subsidiaries relating to or arising under the FDCA or the regulations of the FDA promulgated thereunder or similar foreign regulations, except for any such investigation, suit, claim, action or proceeding that is not material.

            (e) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any employee of the Company or any of its Subsidiaries or any Person retained by the Company or any of its Subsidiaries, has made on behalf of the Company or any of its Subsidiaries any false statement or material omissions in any application or other Submission relating to products governed by the FDA or other Governmental Entity.

            (f) Except as set forth in Section 3.17(f) of the Company Disclosure Letter, to the Knowledge of the Company, all of the manufacturing facilities and operations of the suppliers of the Company and its Subsidiaries of products sold in the United States are in material compliance with applicable FDA regulations, including current Good Manufacturing Practices, and meet sanitation standards set by the FDCA.

            (g) Except as set forth in Section 3.17(g) of the Company Disclosure Letter, to the Knowledge of the Company, no legislative or regulatory proposal or other proposal for a change in any applicable law or the interpretations thereof has been adopted or is pending which could materially adversely affect the Company or its Subsidiaries or the business of the Company or its Subsidiaries.

            (h) All of the products sold by the Company and its Subsidiaries are classified as Class I and Class II Medical Devices (as defined in 21 U.S.C.
Section 360c(a)(1)(A) and (B) and applicable rules thereunder. Except as set forth on Section 3.17(h) of the Company Disclosure Letter, the Company and its Subsidiaries, and the products sold by the Company and its Subsidiaries, are in compliance in all material respects with all current and otherwise applicable statutes, rules, regulations or orders administered or issued by the FDA and all other Governmental Entities (except for environmental agencies or bodies) having regulatory authority over the products of the Company and its Subsidiaries (except with respect to environmental matters) and the Company and its Subsidiaries.

            (i) Except as set forth on Section 3.17(i) of the Company Disclosure Letter, since their founding neither the Company nor any of its Subsidiaries has received any of the following communications and, to the Knowledge of the Company, no facts exist which furnish any reasonable basis for, any Notice of Inspectional Observation (Form FDA 483), Notice of Adverse Findings, FDA Warning Letter, Section 305 notice, subpoena, an Unacceptable Determination under the Government-Wide Quality Assurance Program (GWQAP) or other similar communication by any Governmental Entity.

            (j) Except as set forth on Section 3.17(j) of the Company Disclosure Letter, since their founding, neither the Company nor any of its Subsidiaries has either filed any premarket approval applications ("PMA") or received any premarket notification ("510(k)") clearance or concurrence letters from the FDA.
Section 3.17(j) of the Company Disclosure

Letter contains a complete list of all of the products of the Company and its Subsidiaries not marketed under an approved PMA or 510(k).

            (k) Since their founding, neither the Company nor any of its Subsidiaries has filed any investigational device exemptions ("IDE") or conducted any clinical investigations under an IDE.

            (l) Except as set forth on Section 3.17(l) of the Company Disclosure Letter, since January 1, 2002, neither the Company nor any of its Subsidiaries has received any FDA inspection reports and the FDA has not inspected the Company's or any of its Subsidiaries' facilities. The Company has furnished Parent with access to material internal audit reports (as required by 21 C.F.R.
Part 820, Section 820.22) conducted by the Company and its Subsidiaries since January 1, 2002. Section 3.17(l) of the Company Disclosure Letter contains an accurate and complete list of all such internal audit reports.

            (m) The Company has made available to Parent all complaints maintained by the Company and its Subsidiaries (as required by 21 C.F.R. Part
820) and all Product Experience Reports received or compiled by the Company and its Subsidiaries since January 1, 2003. Section 3.17(m) of the Company Disclosure Letter contains a complete list of all such complaints and Product Experience Reports received or compiled by the Company and its Subsidiaries since January 1, 2003. Except as set forth on Section 3.17(m) of the Company Disclosure Letter, since January 1, 2003, the Company has not filed any Medical Device Reports (pursuant to 21 C.F.R. Part 803).

            SECTION 3.18. CERTIFICATIONS; PRODUCT SAFETY.

            (a) All operations of the Company and its Subsidiaries have achieved and maintained all required ISO (International Organization for Standardization) and quality certifications and are compliant, in all material respects, with the applicable FDA Quality System Regulations, and there is no pending or threatened, action to audit, repeal, fail to renew or challenge any such certification. Except as set forth in Section 3.18(a) of the Company Disclosure Letter, since January 1, 2003, neither the Company nor any of its Subsidiaries has been required to file any notification or other report with or provide information to any product safety agency, commission, board or other governmental entity of any jurisdiction concerning actual or potential hazards with respect to any product purchased, distributed, sold or leased, or with respect to services rendered, by the Company or any of its Subsidiaries. Each product distributed, sold, or leased, or service rendered, by the Company and its Subsidiaries complies in all material respects with all product safety standards of each applicable product safety agency, commission, board or other governmental entity having jurisdiction over the Company. The Company and its Subsidiaries, or an agent of the Company or its Subsidiaries, manufactures each product of the Company and its Subsidiaries in material compliance with each device master record (as such term is defined in the FDA Quality System Regulations) maintained by the Company and its Subsidiaries, or an agent of the Company or its Subsidiaries, for each product of the Company and its Subsidiaries.

            (b) Except as set forth on Section 3.18 of the Company Disclosure Letter, no product liability claims related to the Company or its Subsidiaries or any of the Company's or its Subsidiaries' products have been made against the Company or its Subsidiaries since January 1, 2003.

            SECTION 3.19. COMPLIANCE WITH LAW.

            (a) Except as set forth on Section 3.19(a) of the Company Disclosure Letter, the operations of the business of the Company and its Subsidiaries have been conducted in accordance in all material respects with all laws, regulations, orders and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations. Since January 1, 2005, none of the Company or its Subsidiaries has received notice of any violation (or any investigation with respect thereto) of any such law, regulation, order or other legal requirement, and none of the Company or its Subsidiaries is in material default with respect to any order, writ, judgment, award, injunction or decree of any foreign, national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to any of its assets, properties or operations.

            (b) The Company and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (the "Sarbanes-Oxley Act") and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq. The Company has previously disclosed to Parent the information required to be disclosed by the Company and certain of its officers to the Company's Board of Directors or any committee thereof pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified personal loans to any executive officer or director of the Company.

            (c) The management of the Company has (i) implemented (x) disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company's Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. The Company has made available to Parent a summary of any such disclosure made by management to the Company's auditors and audit committee.

            SECTION 3.20. LITIGATION. Except as set forth in Section 3.20 of the Company Disclosure Letter, there are no claims, actions, suits, proceedings, subpoenas or, to the Knowledge of the Company, investigations (each, an "Action") pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, or before any arbitrator of any nature, brought by or against any of the Company or its Subsidiaries or any of their officers or directors involving or relating to the Company or its Subsidiaries, the material assets, properties or rights of any of the Company and its Subsidiaries or the transactions contemplated by this Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator of any nature outstanding, or to the Knowledge of the Company, threatened, against either of the Company or its Subsidiaries.

            SECTION 3.21. CONTRACTS.

            (a) Section 3.21 of the Company Disclosure Letter sets forth a complete and correct list of all Contracts as of the date hereof.

            (b) Each Contract is in full force and effect, valid, binding and enforceable against the Company or its Subsidiaries and, to the Knowledge of the Company, against the other parties thereto in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. Each of the Company and its Subsidiaries has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has sent no notices of default under any Contract, which default remains uncured, and to the Knowledge of the Company, no other party to any Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Company has made available to Parent or its representatives true and complete originals or copies of all the Contracts.

            (c) A "Contract" means any agreement, contract or commitment, oral or written, to which either of the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound constituting:

                  (i) a contract or agreement (A) with a customer of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has sold goods and/or services and derived revenue (when taken together with any revenue derived from any other contracts or agreements with that customer) of at least $150,000 for the year ended December 31, 2006, or (B) with any customer that contains "most-favored nation," pursuant to which the Company or any of its Subsidiaries has sold goods and/or services (the Contracts set forth in subsection (A) and (B) collectively, the "Customer Contracts");

                  (ii) a contract or agreement with (A) a vendor of the Company or any of its Subsidiaries pursuant to which the Company and its Subsidiaries paid (when taken together with any amounts paid to that vendor pursuant to any other contracts or agreements) at least $150,000 to such vendor for the year ended December 31, 2006 or (B) with any tissue bank (the Contracts set forth in subsection (A) and (B) collectively, the "Vendor Contracts");

                  (iii) a mortgage, indenture, security agreement, guaranty, pledge and other agreement or instrument relating to the borrowing of money or extension of credit (other than accounts receivable or accounts payable in the ordinary course of business and consistent with past practice);

                  (iv) an employment, change of control, retention, severance or material consulting agreement or a collective bargaining agreement or other material agreement with any association representing employees;

                  (v) any agreement with a hospital under which payments in
            excess of $150,000 in the aggregate have been or are expected to be made over the term of the agreement; and

                  (vi) any agreement with a GPO, surgeon or hospital
            organization;

                  (vii) a joint venture, partnership or limited liability
            company agreement with third parties;

                  (viii) a non-competition agreement or any other agreement or obligation which purports to limit in any material respect (i) the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted or (ii) the ability of either of the Company or its Subsidiaries to provide any type of service presently conducted by the Company or its Subsidiaries;

                  (ix) an agreement containing any exclusivity clause or
            most-favored-nations clause;

                  (x) a Lease;

                  (xi) an agreement limiting or restricting the ability of
            either of the Company or its Subsidiaries to make distributions or declare or pay dividends in respect of its capital stock or membership interests, as the case may be;

                  (xii) a distribution, dealership, representative, broker,
            sales agency, consulting or material advertising contract;

                  (xiii) an agreement requiring capital expenditures in excess of $100,000;

                  (xiv) an agreement or offer to acquire all or a substantial portion of the capital stock, business, property or assets of any other Person or sell, transfer or otherwise dispose of any assets or capital stock of the Company or any of its Subsidiaries;

                  (xv) any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property;

                  (xvi) any power of attorney; or

                  (xvii) any other material agreement not in the ordinary course of the business of the Company and its Subsidiaries.

            SECTION 3.22. EMPLOYEE PLANS.

            (a) Section 3.22(a) of the Company Disclosure Letter sets forth a list: (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other employee benefit agreements, plans, programs, policies or arrangements, including, without limitation, any such agreements, plans, programs, policies or arrangements providing severance pay, sick leave, employment, severance, retention, change in control, consulting, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or stock awards, hospitalization insurance, medical insurance, life insurance, cafeteria benefits, dependent care reimbursements, prepaid legal benefits, scholarships or tuition reimbursements, maintained or sponsored by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute thereunder for current or former employees, officers, directors, agents, consultants and independent contractors of the Company and its Subsidiaries (the "Employee Benefit Plans"), and (ii) all "employee pension plans", as defined in Section 3(2) of ERISA, maintained or sponsored by the Company or any trade or business (whether or not incorporated) which is under control or treated as a single employer with the Company under Section 414(b), (c), (m), or (o) of the Code (a "ERISA Affiliate") or to which the Company or any ERISA Affiliate has contributed or has been obligated to contribute thereunder (the "Pension Plans").

            (b) True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans and Pension Plans, have been made available to Parent, to the extent applicable: (i) all plans and related trust documents, and amendments thereto; (ii) Forms 5500 filed for the three most recent plan years; (iii) the most recent IRS determination letter, if any, regarding the tax-qualified status of such Employee Benefit Plan or Pension Plan; (iv) the most recent summary plan descriptions, annual reports and material modifications; (v) the most recent actuarial report, if any; (vi) written descriptions of the terms of all non-written agreements relating to the Employee Benefit Plans or Pension Plans; and (vii) the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415 and 416 of the Code.

            (c) None of the Employee Benefit Plans or Pension Plans is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan") or subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code. None of the Company or any ERISA Affiliate has withdrawn at any time within the preceding six years from any Multiemployer Plan or incurred any withdrawal liability which remains unsatisfied and no circumstances have occurred or exist which could reasonably be expected to result in any such liability to the Company or any Subsidiary.

            (d) Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS or can rely on an opinion letter as to its qualification and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Pension Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

            (e) All contributions (including all employer contributions and employee salary reduction contributions) and all premiums required to have been paid under any of the Employee Benefit Plans or Pension Plans or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) and all contributions for any period ending on or before the Closing Date which are not yet due will be paid or accrued prior to the Closing Date.

            (f) To the Knowledge of the Company, there has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Employee Benefit Plans.

            (g) There are no pending actions, claims or lawsuits (other than claims for benefits in the ordinary course) which have been instituted or, to the Knowledge of the Company, asserted against the Employee Benefit Plans or Pension Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans or Pension Plans with respect to the operation or administration of such plans or the investment of the assets of such plans (other than routine benefit claims), nor does the Company have Knowledge of facts which could reasonably form the basis for any such claim or lawsuit. No Employee Benefit Plan or Pension Plan has been the subject of an audit, investigation or examination by any Governmental Entity to the Knowledge of the Company.

            (h) The Employee Benefit Plans and Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations. None of the Company, its Subsidiaries, or, to the Knowledge of the Company, any "party in interest" or "disqualified person" with respect to the Employee Benefit Plans or Pension Plans, as applicable, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA or 4975 of the Code pursuant to which the tax or penalty could be material. No stock or other security issued by the Company or any Affiliate forms or has formed a part of the assets of any Employee Benefit Plan or Pension Plan.

            (i) Except as set forth in Section 3.22(i) of the Company Disclosure Letter, none of the Employee Benefit Plans or Pension Plans provide retiree life, health or death benefits except as may be required under COBRA or any similar state or local law at the retirees own expense.

            (j) Except as set forth in Section 3.22(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or together with the occurrence of subsequent events (i) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; (ii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan, Pension Plan or Contract to any current or former employee; or (iii) result in the payment of any amount that would, individually or in combination with any other such payment, fail to be deductible by reason of Section 280G of the Code.

            (k) Except as set forth on Section 3.22(k) of the Company Disclosure Letter, no Contract, Employee Benefit Plan, warrant or other compensatory or equity-based arrangement with any employee, officer or director of the Company contains any provision requiring the Company to pay on behalf of, or otherwise reimburse, any such individual for any income or excise taxes due by such individual upon payment of any benefits by the Company, other than any such obligations as required by applicable laws or regulations.

            (l) Each "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) of the Company has been operated in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, or the proposed regulations or final regulations promulgated under Section 409A of the Code.

            (m) All Company Employee Benefit Plans and all Company Pension Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in material compliance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

            SECTION 3.23. INSURANCE. The Company has made available to Parent true, complete and accurate copies of all material surety bonds, fidelity bonds and all material policies of title, liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring each of the Company and its Subsidiaries and their assets, properties and operations. All such policies and bonds are in full force and effect. None of the Company or its Subsidiaries is in material default under any provisions of any such policy of insurance nor has any of the Company or its Subsidiaries received notice of cancellation of or cancelled any such insurance. For all material claims made under such policies and bonds, the Company and its Subsidiaries have timely complied with any applicable notice provisions.

            SECTION 3.24. AFFILIATE TRANSACTIONS. Except as set forth in the Company SEC Reports (including the exhibits thereto) filed prior to the date hereof, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on Section 3.24 of the Company Disclosure Letter to the extent required to be set forth therein (or any such ordinary course employment agreements and similar arrangements not required to be set forth on Section 3.24 of the Company Disclosure Letter by the limitations contained in the representation and warranty set forth in Section
3.21 of this Agreement).

            SECTION 3.25. VENDORS AND CUSTOMERS.

            (a) Section 3.25(a) of the Company Disclosure Letter sets forth a list of the vendors that are parties to the Vendor Contracts. No such vendor has expressed in writing or, to the Knowledge of the Company, verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company or any of its Subsidiaries.

            (b) Section 3.25(b) of the Company Disclosure Letter sets forth a list of the customers that are parties to the Customer Contracts. No customer under any such Customer Contract has expressed in writing or, to the Knowledge of the Company, verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company or any of its Subsidiaries.

            (c) No GPO or hospital contracting with the Company or any of its Subsidiaries nor any Person who is a licensor to the Company, has expressed in writing or, to the Knowledge of the Company, verbally to the Company or any of its Subsidiaries its intention to cancel or otherwise terminate or materially reduce or modify its relationship with the Company or any of its Subsidiaries.

            SECTION 3.26. LABOR MATTERS.

            (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract or similar scheme or arrangement applicable to its employees nor does the Company have Knowledge of any activities or proceedings of any labor union to organize any such employees.

            (b) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers' compensation and terms and conditions of employment. There are no charges with respect to or relating to either of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices. Neither the Company nor any of its Subsidiaries has received any notice from any national, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of either of the Company or its Subsidiaries and no such investigation is in progress.

            (c) There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local "plant closing" law ("WARN") with respect to the current or former employees of the Company or its Subsidiaries.

            (d) Except as set forth on Section 3.26(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any severance plan or severance obligation with respect to its employees.

            SECTION 3.27. ENVIRONMENTAL MATTERS.

            (a) Each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all Environmental Laws. Each of the Company and its Subsidiaries has in effect all material licenses, permits and other authorizations required under all Environmental Laws and all such licenses, permits and other authorizations are in full force and effect and the Company is in compliance in all material respects with all such licenses, permits and authorizations and such licenses, permits and authorizations are transferable without cost.

            (b) There is no material litigation or other proceeding or investigation pending, or to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties under any Environmental Law, and the Company and its Subsidiaries have not received any notice of material violation or potential liability under any Environmental Laws from any Person or any Governmental Entity inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company or its Subsidiaries. None of the Company, its Subsidiaries or respective properties or operations is subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened, against the Company or its Subsidiaries under any Environmental Law. None of the Company or its Subsidiaries has entered into any agreement pursuant to which the Company or its Subsidiaries has assumed or will assume any material liability under Environmental Laws, including without limitation, any obligation for costs of remediation, of any other Person.

            (c) To the Knowledge of the Company, there has been no release or threatened release of any Hazardous Material, on, at or beneath any of the Company Property or other properties currently or previously owned or operated by the Company or its Subsidiaries or any surface waters or groundwater's thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company, or which would be expected to give rise to any actual or alleged material liability for personal injury, property damage, natural resources damage or other material liability or damages to the Company or its Subsidiaries under any Environmental Laws.

            (d) None of the Company or its Subsidiaries has sent or arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, that reasonably would be expected to give rise to any material liability for any damages or costs of investigation, remediation or any other action to respond to the release or threatened release of any Hazardous Material.

            (e) The Company has made available to Parent copies of all environmental studies, investigations, reports or assessments concerning the Company, its Subsidiaries, the Company Property and any owned real property currently or previously owned or operated by the Company or its Subsidiaries.

            (f) None of the Company and its Subsidiaries is or will be required to incur material cost or expense in order to cause their operations or properties to comply with applicable Environmental Laws.

            SECTION 3.28. NO BROKERS; OTHER ADVISORS.

            (a) No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby other than Thomas Weisel Partners LLC. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Thomas Weisel Partners LLC pursuant to which Thomas Weisel Partners LLC would be entitled to any payment relating to the transactions contemplated hereby.

            (b) Other than the agreements with Thomas Weisel Partners LLC described in Section 3.28(a), each engagement letter or other contract between the Company or any of its Subsidiaries and any of its legal, accounting or other advisors in connection with the transactions contemplated by this Agreement entitles the applicable advisor to receive compensation only at its usual hourly rates, without any premium, bonus or similar payment in connection with the transactions contemplated by this Agreement.

            SECTION 3.29. STATE TAKEOVER STATUTES. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL, including Section 203 of the DGCL, or in the Company Organizational Documents will not apply to the Agreement, the Merger and the transactions contemplated by this Agreement. No other "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company's Organizational Documents is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Agreement, the Merger or the other transactions contemplated by this Agreement.

            SECTION 3.30. OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Thomas Weisel Partners LLC, dated as of the date hereof, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of such Company Common Stock. A written copy of such opinion has been delivered to Parent.

            SECTION 3.31. INFORMATION SUPPLIED. The information supplied or to be supplied by the Company specifically for inclusion in the proxy statement or any amendment or supplement thereto (the "Proxy Statement") and to be sent to the stockholders of the Company in connection with the Company stockholders meeting to adopt this Agreement and the Merger (the "Company Stockholders Meeting") shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will, at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act.

            SECTION 3.32. BOARD APPROVAL. The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved, subject to Section 7.4, to recommend that the holders of the shares of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. The Company hereby agrees to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in this
Section 3.32 (subject to the right of the Board of Directors of the Company to withdraw, amend or modify such recommendation in accordance with Section 7.4).

            SECTION 3.33. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the "Required Company Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

            SECTION 3.34. ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS.

            (a) Neither the Company or its Subsidiaries nor, to the Knowledge of the Company (after reasonable inquiry of its officers and directors), any of the officers, directors, employees, agents or other representatives of the Company or its Subsidiaries or any other business entity or enterprise with which the Company or any of its Subsidiaries is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable law,
(a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

            (b) None of the Company, any Subsidiary or, to the Knowledge of the Company, any directors or officers, agents or employees of the Company or any Subsidiary, has (i) provided remuneration or received any remuneration in violation of 42 U.S.C. 1320a-7b(b), the "Federal anti-kickback statute" or any similar Law, or (ii) participated in providing financial or reimbursement information to customers that was reported to government reimbursement agencies and that was untrue or misleading in violation of 31 U.S.C. 3729, the "Federal False Claims Act" or any similar Law.

            SECTION 3.35. EXCHANGE OFFER.

            (a) Through a public exchange offer (the "Exchange Offer"), the Company acquired, through its wholly owned Swiss subsidiary, IsoTis International S.A. (the "Swiss SPV"), 64,180,460 of the common shares of IsoTis, S.A., pursuant to Offer Memoranda (the "Offer Memoranda") and other informational materials made available to IsoTis, S.A. shareholders in Switzerland, the Netherlands, Canada and the United States and such Exchange Offer and the transactions contemplated therein complied with the applicable securities laws and any other applicable laws of the above referenced jurisdictions (such laws, the "Applicable Securities Laws") as well as the pertinent recommendations of the Swiss Takeover Board dated December 12, 2006.

            (b) The Offer Memoranda and other informational materials made available to IsoTis, S.A. shareholders in connection with the Exchange Offer, conformed, in all material respects, to the requirements of the Applicable Securities Laws, and, as of the date thereof, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

            (c) The Company and the Swiss SPV, as applicable, has taken all corporate action necessary to merge IsoTis, S.A. into a wholly owned subsidiary of the Company and to hold and acquire all of the shares of capital stock in the merged entity and thereby to exchange all of the remaining shares of capital stock of IsoTis, S.A. into shares of Company Common Stock in compliance with the Applicable Securities Laws, including without limitation, the Swiss Federal Act on Mergers, De-Mergers, Transformations and Transfers of Assets of October 3, 2003, as amended from time to time, and the Swiss Federal Act on Stock Exchanges and Securities Trading of March 24, 1995, as amended from time to time (the "Swiss Merger") and has terminated as of July 30, 2007 the listing of shares of capital stock of IsoTis, S.A. on each of the SWX Swiss Exchange, Euronext Amsterdam N.V. and the Toronto Stock Exchange (collectively, the "Listing Terminations") in compliance with the Applicable Securities Laws;

            (d) The Swiss SPV is a corporation duly organized and validly existing under the laws of Switzerland with full corporate power and authority to conduct the Swiss Merger. As of the date hereof, the Company owns 100% of the issued and outstanding capital stock of the Swiss SPV and all of the assets and liabilities of IsoTis, S.A., and IsoTis, S.A. has been dissolved; and

            (e) The Exchange Offer, the Swiss Merger, the Listing Terminations and the consummation of all transactions in connection therewith did not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or give rise to a right of termination under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, except for such breaches or violations as would not, individually or in the aggregate, have a Company Material Adverse Effect, nor did such action result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties.

            SECTION 3.36. PRODUCT WARRANTY. No product of the Company or any of its Subsidiaries manufactured, sold, leased or delivered by the Company or any of its Subsidiaries is subject to any oral or written guaranty, warranty or other indemnity to its customers with respect to the quality or absence of defects of such product beyond the Company's and its Subsidiaries' applicable regular or standard or usual terms and conditions of sale or lease or as otherwise provided by applicable law. Except as set forth in Section 3.36 of the Company Disclosure Letter, there are no claims pending, or to the Knowledge of the Company, anticipated or threatened against the Company or any of its Subsidiaries with respect to the quality of, or existence of defects in, any of their products. The Company has made available to Parent information which is accurate and complete in all material respects, regarding all returns of defective or expired products given or promised to customers since January 1, 2003, and such information in each case accurately describes as best known to the Company the cause which resulted in the return, allowance or credit. Neither the Company nor any of its Subsidiaries has since January 1, 2004 paid or been required to pay or received a request or demand for payment of any damages, including any direct, incidental or consequential damages, to any Person in connection with any product.

            SECTION 3.37. EXPORT.

            (a) In the three-year period prior to the date hereof, the Company and its Subsidiaries and, to the Knowledge of the Company, any and all distributors of the Company's and its Subsidiaries' products have (i) complied with all applicable laws or regulations related to the sale, marketing, promotion or export of goods promulgated or enforced by the Office of Foreign Assets Control in the United States Department of the Treasury, the United States Department of Commerce or any other department or agency of the United States federal government, including, without limitation, the Arms Export Control Act, the trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the United States Customers Regulations (the "Trade Laws") and (ii) made reasonable efforts to ensure that no products have been sold directly or indirectly to any entity where such sales are, or were at any time during the previous two years, prohibited by these Trade Laws or other regulations, including, without limitation, in the case of each of clause (i) and (ii) with respect to any sales made in Iran or to any Person in Iran.

            (b) Neither the Company nor any of its Subsidiaries has received notice that it has been the subject of any investigation, complaint or claim of any violation of any Trade Law by any Governmental Entity.

            SECTION 3.38. INVENTORY. Section 3.38 of the Company Disclosure Letter sets forth a complete and accurate list of addresses at which amounts of the inventory of the Company and its Subsidiaries is located and except as set forth therein, no amounts of inventory are held by any Person (including any Affiliate of the Company or any of its Subsidiaries) on consignment. All inventory reflected on the Company's financial statements included in the Company SEC Reports and all other inventory acquired by the Company or any of its Subsidiaries was acquired in the ordinary course of business and in a manner consistent with each of the Company's and each of its Subsidiary's regular inventory practices. Adequate reserves have been established on the Company's financial statements and on the books and records of the Company and each of its Subsidiaries with respect to excessive and obsolete inventory (it being agreed that, for purposes of this Section 3.38 the term "excessive and obsolete inventory" shall refer to any inventory which (i) cannot be sold at current prices in the ordinary course of business, (ii) are not usable in the production of current products of the Company and its Subsidiaries or (iii) consists of on-hand quantities in excess of one year's historical sales or usage).

            SECTION 3.39. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company and its Subsidiaries.

                                  ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

            Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

            SECTION 4.1. ORGANIZATION. Each of Parent and Merger Sub is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power to own its properties and assets and to conduct its businesses as now conducted.

            SECTION 4.2. NO CONFLICT OR VIOLATION. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Document or the organizational documents of Merger Sub, (ii) violate any provision of law, or any order, judgment or decree of any Governmental Entity, (iii) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either Parent or Merger Sub or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which Parent or Merger Sub is a party or by which it is are bound or to which any of its properties or assets is subject, except in each case as would not, individually or in the aggregate, prevent or materially delay the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

            SECTION 4.3. CONSENTS AND APPROVALS. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is required in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the performance by Parent or its Subsidiaries or Merger Sub of their obligations hereunder or thereunder, except for (i) any required competition or other regulatory approvals required of foreign or domestic authorities, (ii) applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of Nasdaq, (iii) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Section 4.3 of the Parent Disclosure Letter; (iv) the amendment of Establishment Registrations and Device Listings under the FDA's Establishment Registration and Device Listing regulations, as set forth in 21 C.F.R. Part 807; and (v) such other consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made, would prevent or materially delay the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

            SECTION 4.4. AUTHORIZATION AND VALIDITY OF AGREEMENT. Parent and Merger Sub have all requisite corporate power and authority to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their obligations hereunder and the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Parent and Merger Sub and all other necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, shall constitute their legal, valid and binding obligation, enforceable against them in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

            SECTION 4.5. NO BROKERS. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from Parent in connection with this Agreement or the transactions contemplated hereby.

            SECTION 4.6. INFORMATION SUPPLIED. The information supplied or to be supplied by Parent specifically for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            SECTION 4.7. MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is directly owned of record and beneficially by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangement with any other Person. Merger Sub has no Subsidiaries.

            SECTION 4.8. SUFFICIENCY OF FUNDS. Subject to the satisfaction of the condition set forth in Section 8.2(f), Parent will have sufficient funds at the Effective Time for the payment of the Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

            SECTION 4.9. NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub with respect to Parent and its Subsidiaries.

                                   ARTICLE V.

                            COVENANTS OF THE COMPANY.

            The Company hereby covenants as follows:

            SECTION 5.1. CONDUCT OF BUSINESS BEFORE THE CLOSING DATE. (a) The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld): (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws; (ii) the Company shall and shall cause its Subsidiaries to continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use; and (iii) the Company shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers and key employees of the Company and its Subsidiaries and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly do, any of the following without the prior written consent of Parent (which consent, with respect to clauses (vi) (but only with respect to non-officers of the Company), (viii), (xi) and (xii), shall not be unreasonably withheld):

                  (i) make any change in any of its organizational documents;
            issue any additional shares of capital stock (other than (A) upon the exercise of options to purchase shares of Company Common Stock outstanding on the date hereof and (B) the issuance of Company Common Stock upon consummation of the Exchange Offer), membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

                  (ii) make any sale, assignment, transfer, abandonment,
            sublease, assignment or other conveyance of its material assets, Company Property or rights or any part thereof, other than dispositions of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business and consistent with past practice;

                  (iii) subject any of its assets, properties or rights or any part thereof, to any Lien or suffer such to exist other than Permitted Liens;

                  (iv) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of the Company and its Subsidiaries or declare, set aside or pay any dividends or other distribution in respect of such shares or interests, except for the issuance of Company Common Stock upon consummation of the Exchange Offer;

                  (v) acquire, lease or sublease any assets, raw materials or properties (including any real property), or enter into any other transaction, other than in the ordinary course of business and consistent with past practice;

                  (vi) enter into any new (or amend any existing to increase benefits) employee benefit plan, program or arrangement or any new (or amend any existing to increase benefits) employment, severance, change of control or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except as otherwise provided pursuant to the terms of any plan or agreement, as required by law, to the extent necessary to avoid imposition of any taxes under Section 409A (but only to the extent such amendment does not materially increase the cost of such plan, program or arrangement to the Company, without regard to the time value of money) or for increases in compensation to employees in accordance with pre-existing contractual provisions;

                  (vii) pay (other than with respect to compensatory payments to current or former employees, officers, consultants or directors, in each case (a) in the ordinary course of business consistent with past practice, (b) pursuant to agreements in effect as of the date hereof or (c) which have been accrued for on the Company's balance sheet), lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates (other than wholly owned Subsidiaries);

                  (viii) fail to keep in full force and effect insurance
            comparable in amount and scope to coverage maintained as of the date hereof;

                  (ix) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any accounts receivable except in the ordinary course of business and consistent with past practice;

                  (x) make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of a material amount of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

                  (xi) settle, release or forgive any material claim or
            litigation or waive any right thereto which has not been properly reserved on the books of the Company or its Subsidiaries;

                  (xii) make, enter into, modify, amend in any manner that would be reasonably expected to have an adverse effect on the Company and its Subsidiaries or terminate, or waive any right or remedy under, any Contract, bid or expenditure, where such Contract, bid or expenditure is for a Contract entailing payments in excess of $100,000, other than in the ordinary course of business and consistent with past practice;

                  (xiii) lend money to any Person, or incur or guarantee any indebtedness for borrowed money in excess of $100,000 in the aggregate, or enter into any capital lease obligation; or

                  (xiv) commit to do any of the foregoing.

            (b) Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

            SECTION 5.2. NOTICE OF BREACH. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall promptly give written notice with particularity upon having Knowledge of any matter that constitutes a breach of any representation, warranty, agreement or covenant contained in this Agreement.

            SECTION 5.3. AFFILIATE LETTER. The Company shall deliver no later than ten (10) days prior to the Company Stockholders Meeting, a letter to Parent identifying all persons who, to the Knowledge of the Company, are "affiliates" of the Company for purposes of Rule 145 under the Securities Act.

            SECTION 5.4. FDA CORRESPONDENCE. The Company will (i) consult with Parent prior to any communication or correspondence with, or delivery of notice, supplemental reports or materials to, the FDA in connection with the Company's efforts to obtain 510(k) clearance for the Accell Products and (ii) promptly provide Parent with copies of any correspondence with the FDA and any written comments, notices, supplemental reports or materials received from or provided to the FDA and promptly advise Parent of any oral communications with the FDA.

            SECTION 5.5. SECTION 409A. To the extent requested by Parent, the Company will work with Parent in good faith to amend each Company Employee Benefit Plan and Company Pension Plan to comply with or be exempt from Section 409A of the Code (if applicable).

                                  ARTICLE VI.

                       COVENANTS OF PARENT AND MERGER SUB.

            SECTION 6.1. EMPLOYEE BENEFITS.

            (a) Employees of Company and its Subsidiaries who continue their employment with the Surviving Corporation or who become employees of Parent or any subsidiary of Parent ("Continuing Employees") shall be given credit for all service with the Company and its Subsidiaries (and their respective predecessors) (or service credited by the Company and its Subsidiaries for similar plans, programs or policies) under all employee benefit and fringe benefit plans, programs and policies of the Parent or its affiliates in which they become participants for purposes of eligibility, vesting and level of benefits (except to the extent such service credit will result in benefit accrual under any defined benefit pension plans or otherwise result in a duplication of benefits).

            (b) If a Continuing Employee becomes eligible to participate in any medical, dental or health plan of the Parent or any of its affiliates, Parent shall cause such plan to (A) waive any preexisting condition limitations for conditions covered under the applicable medical, health or dental plans of the Company (the "Company Welfare Plans") and (B) honor any deductible and out-of-pocket expenses incurred by such employee and his or her beneficiaries under the Company Welfare Plans during the portion of the applicable plan year preceding the Closing.

            (c) Except as provided in this Section 6.1, nothing in this Agreement shall limit or restrict the right of Parent or any of its Subsidiaries to modify, amend, terminate or establish employee benefit plans or arrangements, in whole or in part, at any time after the Effective Time.

            (d) No provision of this Section 6.1 shall create any third party beneficiary rights in any Continuing Employee or any current or former director or consultant of the Company or its Subsidiaries located in the United States in respect of continued employment (or resumed employment) or any other matter.

            SECTION 6.2. INDEMNIFICATION CONTINUATION.

            (a) For purposes of this 6.2, (i) "Indemnified Person" shall mean any person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or who was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise, and can provide evidence thereof to Parent acceptable to Parent in its sole discretion and (ii) "Proceeding" shall mean any claim, action, suit, proceeding or investigation.

            (b) From and after the Effective Time, Parent shall, or Parent shall cause the Surviving Corporation, to provide indemnification to each Indemnified Person to the same extent and under similar conditions and procedures as such Indemnified Person is entitled on the date hereof in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company, or is or was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter arising before or after the Effective Time. An Indemnified Person shall repay the Surviving Corporation for any expenses incurred by Surviving Corporation in connection with the indemnification of such Indemnified Person pursuant to this
Section 6.2 if it is ultimately determined that such Indemnified Person did not meet the standard of conduct necessary for indemnification by the Surviving Corporation.

            (c) Parent shall, or shall cause the Surviving Corporation to, provide or maintain in effect for six years from the Effective Time (the "Tail Period"), through the purchase of run-off coverage or otherwise, directors' and officers' liability insurance covering the Indemnified Persons who are covered by the directors' and officers' liability insurance policy provided for directors and officers of the Company and its Subsidiaries as of the date hereof (the "Existing Policy") on terms substantially comparable in the aggregate to the Existing Policy; provided, however, that in no event shall the Surviving Corporation be required to expend in the aggregate in excess of 200% of the current annual premium paid by the Company for such insurance with respect to the Tail Period, and if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to maintain or obtain a policy with the greatest coverage available for a cost not exceeding such amount. In lieu of the foregoing, the Company or the Surviving Corporation may purchase, a six-year "tail" prepaid officers' and directors' liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time covering each such Indemnified Person.

            (d) The provisions of this Section 6.2 shall survive the consummation of the Merger for a period of six years and are expressly intended to benefit each of the Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

            (e) In the event that Parent or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, assume the obligations set forth in this Section 6.2.

                                  ARTICLE VII.

                      ADDITIONAL COVENANTS OF THE PARTIES.

            SECTION 7.1. PREPARATION OF PROXY STATEMENT, COMPANY STOCKHOLDERS MEETING.

            (a) As promptly as practicable, the Company shall prepare and file the Proxy Statement with the SEC provided, that the Company shall consult with Parent and provide Parent a reasonable opportunity to review and comment on such preliminary Proxy Statement prior to filing. The parties shall reasonably cooperate with each other in the preparation of the Proxy Statement and to have such document cleared by the SEC as promptly as practicable after such filing. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger, except to the extent the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement to the extent such action is permitted by Section 7.4. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable upon the earlier of (x) receiving notification that the SEC is not reviewing the Proxy Statement and (y) the conclusion of any SEC review of the Proxy Statement. The Company shall promptly provide copies, consult with Parent and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and advise Parent of any oral comments received from the SEC. The Proxy Statement shall comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Exchange Act.

            (b) The Company shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Exchange Act and the rules and regulations thereunder. The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment or supplement to the Proxy Statement shall be filed without the prior approval of Parent, which approval shall not be unreasonably withheld or delayed. If at any time prior to the Effective Time, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

            (c) The Company shall cause the Company Stockholders Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will (i) subject to Section 7.4(b), use its reasonable best efforts to obtain the Required Company Vote and (ii) otherwise comply with all legal requirements applicable to such meeting.

            SECTION 7.2. ACCESS TO INFORMATION. Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to Parent and its representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and its representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that, in the Company's reasonable judgment, (i) providing such access would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used all reasonable efforts to obtain the consent of such third party to such access, or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to preclude Parent and its representatives from gaining access to any properties or information. Parent will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated May 14, 2007 (the "Confidentiality Agreement"), between the Company and Parent.

            SECTION 7.3. EFFORTS.

            (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, if applicable, each party hereto agrees to make any filing required by any applicable Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable, and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such applicable Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under such applicable Regulatory Law as soon as practicable.

            (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.3 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Regulatory Law (as defined below), use its commercially reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to any governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with any governmental authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable governmental authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. In furtherance and not in limitation of the covenants of the parties contained in Section 7.3 and this
Section 7.4(b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Merger, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, or accept any operational restriction, or take or commit to take any action that could reasonably be expected to limit (A) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent's or its Subsidiaries' or Affiliates' ability to retain, the Company or any businesses, product lines or assets of the Company, or (B) the ability to retain, own or operate any portion of the businesses, product lines, or assets, of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of the Company, Parent or its Subsidiaries or Affiliates.

            (c) The parties shall use their commercially reasonable efforts to obtain all consents, waivers, authorizations and approvals of all third parties, including Governmental Entities, necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; provided that, without the prior written consent of Parent, the Company shall not incur any significant expense or liability or agree to any significant modification to any contractual arrangement to obtain such consents or certificates, and to provide any notices to third parties required to be provided prior to the Effective Time.

            SECTION 7.4. ACQUISITION PROPOSALS.

            (a) None of the Company or any of its Subsidiaries shall (whether directly or indirectly through Affiliates, directors, officers, employees, representatives or other intermediaries), nor shall (directly or indirectly) the Company authorize or permit any of its or their officers, directors, representatives or other intermediaries or Subsidiaries to, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of inquiries, proposals or offers from any Person (other than Parent and Merger
Sub) relating to any Acquisition Proposal, or agree to or endorse any Acquisition Proposal; (ii) enter into any agreement to (x) knowingly facilitate or consummate, any Acquisition Proposal or (y) approve or endorse any Acquisition Proposal; (iii) enter into or participate in any discussions or negotiations in connection with any Acquisition Proposal or inquiry with respect to any Acquisition Proposal, or furnish to any Person any information with respect to its business, properties or assets in connection with any Acquisition Proposal or inquiry with respect to any Acquisition Proposal; or (iv) agree to resolve or take any of the actions prohibited by clause (i), (ii) or (iii) of this sentence. The Company shall immediately cease, and cause its representatives and other intermediaries to immediately cease, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall demand the return or destruction of any information previously provided with respect to such activities, discussion, or negotiations. For purposes of this Section 7.4, the term "Person" means any person, corporation, entity or "group," as defined in
Section 13(d) of the Exchange Act, other than Parent or any Subsidiaries of Parent.

            "Acquisition Proposal" means any offer or proposal for a merger, reorganization, recapitalization, consolidation, share exchange, business combination or other similar transaction involving the Company or any of the Subsidiaries (excluding the transactions contemplated by the Exchange Offer) or any proposal or offer to acquire, directly or indirectly, securities representing more than 20% of the voting power of the Company or more than 20% of the assets of the Company and the Subsidiaries taken as a whole, other than the Merger contemplated by this Agreement.

            (b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through representatives or other intermediaries, may, in the event of an Acquisition Proposal, (i) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal, provided that the Board of Directors of the Company may not withdraw, modify or amend its recommendation of the Merger except to the extent such action is permitted by clause (iv) of this Section 7.4(b), (ii) engage in negotiations or discussions with any Person that has made an unsolicited bona fide written Acquisition Proposal not resulting from or arising out of a breach of Section 7.4(a), (iii) furnish to any Person that has made an unsolicited bona fide written Acquisition Proposal not resulting from or arising out of a breach of Section 7.4(a) nonpublic information relating to the Company or any of the Subsidiaries pursuant to a confidentiality and standstill agreement (the "Competing Confidentiality Agreement") with terms that are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that the standstill provision contained in such Competing Confidentiality Agreement may permit such Person to convey confidentially an Acquisition Proposal to the Board of Directors of the Company under circumstances in which the Company is permitted under this Section 7.4 to participate in discussions regarding an Acquisition Proposal), and/or (iv) if prior to the Company Stockholders Meeting, withdraw or modify or change in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger; provided that, the Board of Directors of the Company shall be permitted to take an action described in the foregoing clauses (i), (ii), (iii) or (iv) if, and only if, prior to taking such particular action, the Board of Directors of the Company has determined in good faith by a majority vote that (x) such Acquisition Proposal would result in, or would reasonably be expected to result in, a Superior Proposal, in the case of any of the foregoing clauses (i), (ii) or (iii), or constitutes a Superior Proposal, in the case of the foregoing clause (iv), and (y) (after considering the advice of outside legal counsel) failing to take such action in the case of any of the foregoing clauses (i),
(ii) or (iii) would reasonably be expected to result in a breach of its fiduciary duties under the DGCL or in the case of the foregoing clause (iv) would result in a breach of its fiduciary duties under the DGCL. Notwithstanding the foregoing, in response to an Intervening Event, the Board of Directors of the Company may withdraw or modify or change in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger, if and only if, the Board of Directors of the Company, after considering the advice of outside legal counsel, has determined that failing to take such action would result in a breach of its fiduciary duties under the DGCL.

            i) "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into any transaction involving an Acquisition Proposal that the Board of Directors of the Company determines in its good faith judgment (following consultation with an independent financial advisor) to be more favorable to the Company's stockholders than this Agreement and the Merger, taking into account all terms and conditions of such transaction (including any break-up fees, expense reimbursement provision and financial terms, the anticipated timing, conditions and prospects for completion of such transaction, including the prospects for obtaining regulatory approvals and financing, and any third party approvals) and that is reasonably likely to be consummated, except that the reference to "more than 20%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "more than 50%". Reference to "this Agreement" and "the Merger" in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to by Parent after it receives written notice from the Company pursuant to Section 7.4(d) of the existence of, the identity of the Person making, and the terms and conditions of, any Acquisition Proposal.

            (c) Notwithstanding anything in this Section 7.4 to the contrary, if, at any time prior to the Company Stockholders Meeting, the Company's Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 7.4(a), that such proposal is a Superior Proposal, the Company or its Board of Directors may, pursuant to and subject to complying with Section 9.1(f), accept such Superior Proposal; provided, however, that prior to any such acceptance of such Superior

Proposal, the Company shall have given Parent five (5) Business Days' written notice (it being understood and agreed that any amendment to the amount or form of consideration of the Superior Proposal shall require a new notice pursuant to this Section 7.4(c) except that all references in this Section 7.4(c) to five
(5) Business Days shall be deemed to be references to three (3) Business Days in such event) advising Parent that the Company's Board of Directors intends to cause the Company to accept such Superior Proposal, specifying the material terms and conditions of the Superior Proposal and that the Company shall, during such five (5) Business Day period, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and provided further, however, that after the expiration of such five (5) Business Day period and prior to the termination of this Agreement pursuant to Section 9.1(f), the Company's Board of Directors shall have confirmed (after taking into account any such adjustments to the terms and conditions of this Agreement) that the Acquisition Proposal continues to be a Superior Proposal.

            (d) The Company shall notify Parent promptly (but in any event within one Business Day) after receipt or occurrence of (i) any Acquisition Proposal, (ii) any request for information with respect to any Acquisition Proposal, (iii) any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, and (iv) the material terms and conditions of any such Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation and the identity of the Person making any such Acquisition Proposal, request for information, inquiry or proposal or with whom discussions or negotiations are taking place. In addition, the Company shall promptly (but in any event within one Business Day) after the receipt thereof, provide to Parent copies of any written documentation material to understanding such Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation ("Other Acquisition Documentation") which is received by the Company from the Person (or from any representatives or agents of such Person) making such Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement (it being understood that the Company may waive any standstill provision to the extent necessary to permit any Person subject to such standstill provision to convey confidentially an Acquisition Proposal to the Board of Directors of the Company under circumstances in which the Company is permitted under this Section 7.4 to participate in discussions regarding an Acquisition Proposal). The Company shall keep Parent reasonably informed of the status and details (including any material amendments or proposed material amendments) of any such Acquisition Proposal or request for information and keep Parent reasonably informed as to the material details of any information requested of or provided by the Company and as to the material details of all substantive discussions or negotiations with respect to any such Acquisition Proposal, request for information, inquiry or proposal and shall provide to Parent within one Business Day after receipt thereof all copies of any additional Other Acquisition Documentation received by the Company from the Person (or from any representatives or agents of such Person) making such Acquisition Proposal, request for information, inquiry or proposal or with whom such discussions or negotiations are taking place. The Company shall promptly provide to Parent any non-public information concerning the Company provided to any other Person in connection with any Acquisition Proposal that was not previously provided to Parent. The Board of Directors of the Company shall promptly consider in good faith (in consultation with its outside legal counsel and financial advisors) any proposed alteration of the terms of this Agreement or the Merger proposed by Parent in response to any Acquisition Proposal.

            SECTION 7.5. STOCKHOLDER LITIGATION. The Company shall keep Parent informed of, and cooperate with Parent in connection with, any stockholder litigation or claim against the Company and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement; provided, however, that no settlement in connection with such stockholder litigation shall be agreed to without Parent's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

            SECTION 7.6. MAINTENANCE OF INSURANCE. The Company will use reasonable best efforts to maintain in full force and effect through the Closing Date all material insurance policies applicable to the Company and its Subsidiaries and their respective properties and assets in effect on the date hereof. If and as requested by Parent, the Company will use reasonable best efforts to cause the Company's insurers to waive any provisions in such insurance policies that would allow the insurer to terminate or adversely modify coverage upon consummation of the Merger.

            SECTION 7.7. PUBLIC ANNOUNCEMENTS. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, however, that upon prior consultation with the other party, each of the parties may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by any of the parties in compliance with this Section 7.7.

            SECTION 7.8. NO SHAREHOLDER RIGHTS PLAN. From the date hereof through the earlier of termination of this Agreement and the Effective Time, the Company will not adopt, approve, or agree to adopt, a shareholder rights plan.

            SECTION 7.9. EUROPEAN RESTRUCTURING. The Company shall use commercially reasonable efforts to complete the restructuring of its European operations, including using commercially reasonable efforts to accomplish the each of the actions set forth on Section 7.9 of the Company Disclosure Letter.

                                 ARTICLE VIII.

                              CONDITIONS PRECEDENT

            SECTION 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement by the stockholders of the Company.

            (b) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree, ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 8.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 7.3 shall have been the cause of, or shall have resulted in, such order or injunction.

            (c) Governmental Entity Approvals. All material consents, orders or approvals of, declarations or filings with, and expirations of waiting periods imposed by, any Governmental Entity that are required for the consummation of the transactions contemplated hereby, if any, shall have been obtained and in effect, except for such consents, orders, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a material adverse effect business, assets, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole.

            SECTION 8.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

            (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.6 (Capitalization and Related Matters) and Section 3.33 (Vote Required) shall be true and correct in all respects (except, in the case of Section 3.6 for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

            (c) Company Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have been a Company Material Adverse Effect.

            (d) Accell Products. The Company shall have obtained clearance for the 510(k), K061880, submitted to the FDA on June 28, 2006 and currently under review by the FDA for the Accell Products for the indication set forth on
Section 8.2(d) of the Company Disclosure Letter.

            (e) European Structuring. The Company shall have completed the each of the actions relating to the restructuring of its European operations set forth on Section 8.2(e) of the Company Disclosure Letter, in a manner satisfactory to Parent.

            (f) Credit Agreement. The Credit Agreement, dated as of December 22, 2005, as amended, among Parent and the lenders party thereto, shall have been amended, or the lenders party thereto shall have granted Parent a waiver, in either case, to permit the consummation of the transactions contemplated by this Agreement, including the Merger, and to provide for such other revisions as Parent shall deem necessary or advisable in its sole and absolute discretion (the "Credit Agreement Amendment").

            (g) Appraisal Rights. Holders of no more than 10% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time shall have exercised their appraisal rights in the Merger in accordance with Section 262.

            SECTION 8.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

            (a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The Company shall have received a certificate of an executive officer of Parent to such effect.

            (b) Performance of Obligations of Parent. Parent shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the

Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

                                  ARTICLE IX.

                                  TERMINATION.

            SECTION 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

            (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

            (b) By either the Company or Parent if the Effective Time shall not have occurred on or before February 6, 2008 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

            (c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

            (d) By either the Company or Parent if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting (or any adjournment or postponement thereof) at which the vote to adopt this Agreement and the Merger is taken;

            (e) By Parent if (i) prior to the Company Stockholders Meeting, the Board of Directors of the Company shall have failed to recommend or shall have withdrawn or modified or changed in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have approved or recommended a Superior Proposal (or the Board of Directors of the Company resolves to do any of the foregoing), whether or not permitted by Section 7.4,
(ii) the Company shall fail to call or hold the Company Stockholders Meeting in accordance with Section 7.1(c) and such breach shall not have been cured prior to fifteen (15) days following receipt of notice of such breach from Parent or
(iii) the Company shall have materially and knowingly breached any of its material obligations under Section 7.4; provided that with respect to clause
(i), it being understood that neither the disclosure of any Acquisition Proposal that is not being recommended by the Company's Board of Directors nor disclosure of any facts or circumstances, together with a statement that the Company's Board of Directors continues to recommend this Agreement and the Merger, shall be considered to be a withdrawal, modification or change to the Company's Board of

Directors' approval or recommendation of this Agreement or the Merger or approval or recommendation of a Superior Proposal;

            (f) By the Company, prior to the Company Stockholders Meeting, to accept a Superior Proposal in accordance with, and subject to the terms and conditions of, Section 7.4(c); provided, however, that any such purported termination pursuant to this Section 9.1(f) shall be void and of no force or effect unless the Company has concurrently complied with Section 9.2(e);

            (g) By the Company if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (I) 20 days following notice of such breach and (II) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

            (h) By Parent if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (I) 20 days following notice of such breach and (II) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

            (i) By the Company if the Credit Agreement Amendment has not been executed on or prior to September 7, 2007 or such later date as is mutually agreed to by Parent and the Company; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(i) if Parent agrees to waive satisfaction of the condition in Section 8.2(f).

            SECTION 9.2. EFFECT OF TERMINATION.

            (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to this Section 9.2, Article X and the last sentence of Section 7.2, provided that the termination of this Agreement shall not relieve any party from any liability for any willful breach of any covenant, agreement, representation or warranty in this Agreement occurring prior to termination.

            (b) If the Company or Parent shall terminate this Agreement pursuant to Section 9.1(d), the Company shall reimburse Parent for all the Parent Expenses up to a maximum of $1,500,000, within two Business Days after delivery to the Company of written notice of the amount of such Parent Expenses and a documented itemization setting forth such expenses in reasonable detail.

            (c) If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) and (ii) at the time of termination there shall have been made known to or proposed to the Company or otherwise publicly disclosed or announced an Acquisition Proposal, the Company shall reimburse Parent for all the Parent Expenses up to a maximum of $1,500,000, within two Business Days after delivery to the Company of written notice of the amount of such Parent Expenses and a documented itemization setting forth such expenses in reasonable detail.

            (d) If Parent shall terminate this Agreement pursuant to Section 9.1(e), then the Company shall pay to Parent, not later than two Business Days following such termination, an amount equal to $2,250,000 (the "Termination Fee").

            (e) If the Company shall terminate this Agreement pursuant to
Section 9.1(f), then the Company shall pay to Parent, prior to or concurrently with such termination, the Termination Fee.

            (f) If (i) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) or 9.1(d), (ii) at or prior to the time of the event giving rise to such termination, an Acquisition Proposal shall have been made known or proposed to the Company or otherwise publicly disclosed or announced and (iii) within 12 months of the termination of this Agreement, the Company enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then the Company shall pay to Parent, not later than two Business Days after the execution of the definitive agreement or consummation of the transaction, as applicable, the Termination Fee (less any amounts previously reimbursed to Parent as Parent Expenses).

            (g) For purposes of this Section 9.2, the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 7.4(a), except that the reference to "more than 20%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "more than 50%".

            (h) All payments under this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by Parent.

            (i) The Company acknowledges that the agreements contained in this
Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to this Section 9.2, the Company will also pay to Parent Parent's reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Bank of America. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. If applicable, the Termination Fee shall not be payable by the Company more than once pursuant to this Section 9.2.

            SECTION 9.3. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            SECTION 9.4. EXTENSION; WAIVE. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE X.

                                 MISCELLANEOUS.

            SECTION 10.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

            SECTION 10.2. DISCLOSURE SCHEDULES. The inclusion of any information in the disclosure schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such information is material to any Party or the conduct of the business of any Party.

            SECTION 10.3. SUCCESSORS AND ASSIGNS. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, that, without the prior consent of the Company, Merger Sub may assign any of its rights hereunder to its Affiliates. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

            SECTION 10.4. GOVERNING LAW; JURISDICTION.

            (a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the State of Delaware.

            (b) Each party hereto irrevocably submits to the jurisdiction of (i) the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), and (ii) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto in the Chancery Court of the State of Delaware or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction in the United States District Court for the District of Delaware. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Chancery Court of the State of Delaware, or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 10.4 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 10.4 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this
Section 10.4. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

            (c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or other equitable relief to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court identified in Section 10.4(b), this being in addition to any other remedy to which they are entitled at law or in equity.

            (d) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR

OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 10.5. EXPENSES. All fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except
(a) Parent and the Company shall each bear and pay one-half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statement and (b) as provided in Section 9.2.

            SECTION 10.6. SEVERABILITY; CONSTRUCTION.

            (a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

            (b) The Parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

            SECTION 10.7. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iii) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

            If to the Company:

                     IsoTis, Inc.
                     2 Goodyear
                     Irvine, California 92618
                     Attn:  Pieter Wolters, Chief Executive Officer
                     Tel: (949) 855-7195
                     Fax: (949) 595-8717

            Copy to (such copy not to constitute notice):

                     Latham & Watkins LLP
                     650 Town Center Drive
                     20th Floor
                     Costa Mesa, CA 92626
                     Tel: (714) 540-1235
                     Fax: (714) 755-8290
                     Attn:    Kevin B. Espinola
                              B. Shayne Kennedy

            If to Parent or Merger Sub:

                     Integra LifeSciences Holdings Corporation
                     311 Enterprise Drive
                     Plainsboro, New Jersey 08536
                     Attn:  General Counsel
                     Tel: (609) 936-2238
                     Fax: (609) 275-9006

            Copy to (such copy not to constitute notice):

                     Willkie Farr & Gallagher LLP
                     787 Seventh Avenue
                     New York, NY  10019
                     Attn:  David K. Boston
                     Tel: (212) 728-8000
                     Fax: (212) 728-8111

            Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

            SECTION 10.8. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

            SECTION 10.9. PARTIES IN INTEREST. Except for (i) the rights of the Company stockholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement (of which the stockholders are the intended beneficiaries following the Effective Time) and (ii) the rights to continued indemnification and insurance pursuant to Section 6.2 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

            SECTION 10.10. SECTION AND PARAGRAPH HEADINGS. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            SECTION 10.11. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

            SECTION 10.12. DEFINITIONS. As used in this Agreement:

            "510(k)" shall have the meaning set forth in Section 3.17(j).

            "Accell Products" shall mean the Company's line of demineralized bone matrix products included in the 510(k), K061880, submitted to the FDA on June 28, 2006 and currently under review by the FDA, including, Accell Putty
(A2i), Accell DBM 100, Accell TBM, and Accell Connexus.

            "Acquisition Proposal" shall have the meaning set forth in Section 7.4(a).

            "Action" shall have the meaning set forth in Section 3.20.

            "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

            "Agreement" shall have the meaning set forth in the Preamble hereto.

            "Applicable Securities Laws" shall have the meaning set forth in
Section 3.35(a).

            "Appraisal Shares" shall have the meaning set forth in Section
1.8(e).

            "Board of Directors" shall mean the Board of Directors of any specified Person and any committees thereof.

            "Business Day" shall mean any day on which banks are not required or authorized to close in the City of New York.

            "Certificate" shall have the meaning set forth in Section 1.8(b).

            "Certificate of Merger" shall have the meaning set forth in Section 1.3.

            "Closing" shall have the meaning set forth in Section 1.2.

            "Closing Date" shall have the meaning set forth in Section 1.2.

            "Code" shall have the meaning set forth in Section 2.7.

            "Company" shall have the meaning set forth in the Preamble hereto.

            "Company Common Stock" shall have the meaning set forth in the Recitals hereto.

            "Company Disclosure Letter" shall have the meaning set forth in
Article III.

            "Company Material Adverse Effect" shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or is reasonably likely to become, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts arising out of or attributable to (i) general economic conditions in the U.S., any U.S. state or any foreign country in which the Company and any of its Subsidiaries operate,
(ii) the industry in which the Company and its Subsidiaries operate, and (iii) the execution and public announcement of this Agreement and the pendency of the transactions contemplated hereby, except, in the case of the foregoing clauses
(i) and (ii), to the extent that such event, change, circumstance, effect, development or state of facts affects the Company and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industry in which the Company and its Subsidiaries operate, or (b) would prevent or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

            "Company Options" shall have the meaning set forth in Section
1.9(a).

            "Company Organizational Documents" shall mean the Certificate of Incorporation and the Bylaws of the Company, together with all amendments thereto.

            "Company Preferred Stock" shall mean the preferred stock, par value $.01 per share, of the Company.

            "Company Property" shall have the meaning set forth in Section 3.12(b).

            "Company SEC Reports" shall have the meaning set forth in Section 3.8(a).

            "Company Stock Plans" shall have the meaning set forth in Section 3.6(a).

            "Company Stockholders Meeting" shall have the meaning set forth in
Section 3.31.

            "Company Welfare Plans" shall have the meaning set forth in Section 6.1(b).

            "Competing Confidentiality Agreement" shall have the meaning set forth in Section 7.4(b).

            "Confidentiality Agreement" shall have the meaning set forth in
Section 7.2.

            "Continuing Employees" shall have the meaning set forth in Section 6.1(a).

            "Contract" shall have the meaning set forth in Section 3.21(c).

            "Credit Agreement Amendment" shall have the meaning set forth in
Section 8.2(f).

            "Customer Contracts" shall have the meaning set forth in Section 3.21(c).

            "DGCL" shall mean the Delaware General Corporation Law.

            "Effective Time" shall have the meaning set forth in Section 1.3.

            "Employee Benefit Plans" shall have the meaning set forth in Section 3.22(a).

            "Encumbrances" shall mean any claim, lien, pledge, option, right of first refusal or offer, preemptive right, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties.

            "Environmental Laws" shall mean any federal, state, local or foreign, statute, regulation, ordinance, order, decree, directive or other requirement of law (including, without limitation, common law) relating to human health, safety or welfare, wildlife, natural resources, flora, fauna or the environment (including, without limitation, indoor or outdoor air, water, water vapor, groundwater, drinking water, surface or subsurface land, noise and odor), or to the identification, generation, use, labeling, processing, control, transportation, handling, discharge, emission, treatment, storage, disposal, investigation, removal, remediation, import/export, or monitoring of, or exposure to, any pollutant, contaminant, hazardous or solid waste, or any hazardous or toxic substance, or material.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

            "ERISA Affiliate" shall have the meaning set forth in Section
3.22(a).

            "Exchange Act" shall have the meaning set forth in Section 3.4.

            "Exchange Agent" shall have the meaning set forth in Section 2.1.

            "Exchange Fund" shall have the meaning set forth in Section 2.1.

            "Exchange Offer" shall have the meaning set forth in Section 3.35.

            "Existing Policy" shall have the meaning set forth in Section
6.2(c).

            "FDA" shall have the meaning set forth in Section 3.4.

            "FDCA" shall have the meaning set forth in Section 3.17(a).

            "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

            "Goodyear Landlord" shall have the meaning set forth in Section 3.12(c).

            "Governmental Entity" shall mean any federal, state, local or foreign governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

            "Hazardous Material" shall mean any product, substance, gas, chemical, microbial matter, material or waste, whose presence, nature, quantity or concentration, either by itself or in combination with other materials is (a) potentially injurious to human health or safety, the environment or natural resources; or (b) regulated, monitored or subject to reporting by any Governmental Entity relating to Environmental Laws.

            "IDE" shall have the meaning set forth in Section 3.17(k).

            "Indemnified Person" shall have the meaning set forth in Section 6.2(a).

            "Intellectual Property" shall mean all of the following, owned or used by the Company and its Subsidiaries: material (i) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formula methodology, processes, technology, software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet Web sites, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Web sites of the Company and its Subsidiaries; (vii) rights under all agreements relating to the foregoing;
(viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

            "Intervening Event" shall mean a material event with respect to the Company's business, neither known by the Board of Directors of the Company nor reasonably foreseeable as of the date hereof, which event (or any material consequence of which) becomes known to or by (or understood by) the Board of Directors of the Company prior to the Company Stockholders Meeting; provided, however, that in no event shall (i) any event resulting from a breach of this Agreement by the Company or any of its Subsidiaries or (ii) the receipt, existence or terms of a Acquisition Proposal or any matter relating thereto or consequence thereof, constitute an Intervening Event.

            "IRS" shall mean the United States Internal Revenue Service.

            "Knowledge" shall mean, with respect to the Company, the actual knowledge of the executives of the Company listed on Section 10.12(a) of the Company Disclosure Letter after due inquiry of the senior employees of the Company and its Subsidiaries who have administrative or operational responsibility for the particular subject matter in question.

            "Leases" shall have the meaning set forth in Section 3.12(b).

            "Leased Real Property" shall have the meaning set forth in Section 3.12(b).

            "Licenses and Permits" shall have the meaning set forth in Section 3.16(a).

            "Lien" shall mean any mortgage, pledge, security interest, encumbrance or title defect, lease, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

            "Listing Terminations" shall have the meaning set forth in Section 3.35(c).

            "Merger" shall have the meaning set forth in the Recitals hereto.

            "Merger Consideration" shall have the meaning set forth in Section 1.8(a).

            "Merger Sub" shall have the meaning set forth in the Preamble hereto.

            "Multiemployer Plan" shall have the meaning set forth in Section 3.22(c).

            "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

            "Other Acquisition Documentation" shall have the meaning set forth in Section 7.4(d).

            "Offer Memoranda" shall have the meaning set forth in Section
3.35(a).

            "Owned Real Property" shall have the meaning set forth in Section 3.12(a).

            "Parent" shall have the meaning set forth in the Preamble hereto.

            "Parent Expenses" shall mean all of Parent's actual and reasonably documented out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors or consultants and commitment and funding fees) actually incurred by Parent and its respective affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, including the financing thereof.

            "Parent Organizational Documents" shall mean the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Parent, together with all amendments thereto.

            "Pension Plans" shall have the meaning set forth in Section 3.22(a).

            "Permitted Liens" shall mean (a) liens for utilities and current Taxes and assessments not yet due and payable, (b) mechanics', carriers', workers', repairers', materialmen's, warehousemen's, lessor's, landlord's and other similar liens arising or incurred in the ordinary course of business not yet due and payable, if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (c) easements, restrictive covenants and similar Encumbrances (which Parent has determined are acceptable and shall be deemed Permitted Liens), (d) minor encroachments or any state of facts an accurate survey of the Company would disclose which individually or in the aggregate do not materially interfere with an entity's business or the operation of the property as currently conducted to which they apply, (e) Liens disclosed to Parent (which Parent has determined are acceptable and shall be deemed Permitted Liens), (f) Liens granted in respect of any Debt or securing any obligations with respect thereto and other Liens as set forth on Section 10.12(b) of the Company Disclosure Letter, (g) customary Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation,
(h) customary deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (i) customary deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (j) Liens arising from protective filings, and (k) Liens in favor of a banking institution arising as a matter of applicable law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry.

            "Person" shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

            "Proceeding" shall have the meaning set forth in Section 6.2(a).

            "Proxy Statement" shall have the meaning set forth in Section 3.31.

            "PMA" shall have the meaning set forth in Section 3.17(j).

            "Registered Intellectual Property" shall have the meaning set forth in Section 3.14(b).

            "Regulatory Law" shall have the meaning set forth in Section 7.3(b).

            "Required Company Vote" shall have the meaning set forth in Section 3.33.

            "Sarbanes-Oxley Act" shall have the meaning set forth in Section 3.19(b).

            "SEC" shall mean the United States Securities and Exchange
Commission.

            "Securities Act" shall have the meaning set forth in Section 3.4.

            "Section 262" shall have the meaning set forth in Section 1.8(e).

            "Software" shall have the meaning set forth in Section 3.15(a).

            "Subsidiary" when used with respect to any party shall mean any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

            "Superior Proposal" shall have the meaning set forth in Section 7.4(b).

            "Surviving Corporation" shall have the meaning set forth in Section 1.1.

            "Swiss Merger" shall have the meaning set forth in Section 3.35(c).

            "Swiss SPV" shall have the meaning set forth in Section 3.35(a).

            "Tail Period" shall have the meaning set forth in Section 6.2(c).

            "Tax Return" shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a taxing authority in connection with Taxes.

            "Taxes" shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, value added, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, whether disputed or not, including any interest, penalties or additions thereto; and "Tax" shall mean any one of them.

            "Termination Date" shall have the meaning set forth in Section
9.1(b).

            "Termination Fee" shall have the meaning set forth in Section
9.2(d).

            "the other party" shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

            "Trade Laws" shall have the meaning set forth in Section 3.37(a).

            "Treasury Regulations" shall have the meaning set forth in Section 2.7.

            "Unit B Premises" shall have the meaning set forth in Section
3.12(c).

            "Vendor Contracts" shall have the meaning set forth in Section 3.21(c).

            "WARN" shall have the meaning set forth in Section 3.26(c).

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                        INTEGRA LIFESCIENCES HOLDINGS
                                        CORPORATION

                                        By: /s/ John B. Henneman, III
                                            ------------------------------------
                                            Name: John B. Henneman, III
                                            Title: Executive Vice President
                                                   and Chief Administrative
                                                   Officer

                                        ICE MERGERCORP, INC.

                                        By: /s/ John B. Henneman, III
                                            ------------------------------------
                                            Name: John B. Henneman, III
                                            Title: Vice President and Assistant
                                                   Secretary

                                        ISOTIS, INC.

                                        By: /s/ Pieter Wolters
                                            ------------------------------------
                                            Name: Pieter Wolters
                                            Title:   Chief Executive Officer